ISSUER FREE WRITING PROSPECTUS
Filed pursuant to Rule 433
Registration Statement No. 333-187208

NEWS RELEASE

27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings’ Shares Approved for
NASDAQ Capital Market Listing

Trading scheduled to commence on April 18, 2013, under the ticker symbol BAGR

SOUTHFIELD, MI, April 16, 2013 -- Diversified Restaurant Holdings, Inc. (OTCQB: DFRH) ("DRH" or the "Company"), the creator, developer, and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Legendary Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced today that its common stock has been approved for listing on the NASDAQ Capital Market under the new ticker symbol BAGR.  Trading on the NASDAQ Capital Market is anticipated to commence on Thursday, April 18, 2013.

Michael Ansley, President and CEO of DRH, commented, “We believe the move to NASDAQ increases the visibility and liquidity of our shares and will greatly broaden our potential shareholder base as we continue to execute on our strategic growth initiatives.”

Mr. Ansley added, “We have invested considerable time and resources into building brand recognition for our Bagger Dave’s restaurants and looking forward, we expect significant growth to come from our unique concept.  Our new ticker symbol better reflects that focus and our business.”

The Company’s common stock will continue to trade on the OTCQB under the ticker symbol DFRH prior to the listing change to NASDAQ.

Additional Information

The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at wwww.sec.gov or by visiting the Company's website at www.diversifiedrestaurantholdings.com.  Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-976-2072.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (“DRH” or the “Company”) is the creator, developer, and operator of the unique, full-service, ultra-casual restaurant concept, Bagger Dave’s Legendary Burger Tavern® (“Bagger Dave’s”) and one of the largest Buffalo Wild Wings® (“BWW”) franchisees.  Between the two concepts, the Company currently operates 44 corporate-owned restaurants in Michigan, Florida, Illinois, and Indiana, and one franchised Bagger Dave’s in Missouri, for a total of 45 restaurants.  The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

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Diversified Restaurant Holdings’ Shares Approved for NASDAQ Capital Market Listing
April 16, 2013

Bagger Dave’s offers a full-service, family-friendly restaurant and bar with a casual, comfortable atmosphere. The menu features freshly-made burgers, accompanied by more than 30 toppings from which to choose, along with fresh-cut fries, hand-dipped milkshakes, and a selection of craft beer and wine. Signature items include Sloppy Dave’s BBQ®, Train Wreck Burger®, and Bagger Dave’s Amazingly Delicious Turkey Black Bean Chili®.  The Bagger Dave’s concept emphasizes local flair by showcasing historical photos of the city in which each restaurant resides and features an electric train that runs above the dining room and bar areas.  Currently, there are 11 corporate-owned locations and one franchised location.  For more information, visit www.baggerdaves.com.

DRH operates 33 BWW restaurants: 15 in Michigan, 10 in Florida, four in Illinois and four in Indiana.  The Company has opened 19 new BWW restaurants in fulfillment of its 32-restaurant Area Development Agreement (“ADA”) with franchisor Buffalo Wild Wings, Inc. (NASDAQ: BWLD).  The remaining 13 restaurants under the ADA agreement, along with an additional franchise agreement in Indiana, suggest that the Company will operate 47 BWW’s by 2017.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH’s current view of future events, results of operations, cash flows, performance, business prospects and opportunities.  Forward-looking statements include, but are not limited to, the date on which trading on NASDAQ is expected to commence and the impact that up-listing to NASDAQ will have upon the visibility and liquidity of our shares and our ability to broaden our shareholder base. Wherever used, the words “anticipate,” “believe,” “expect,” “intend,” “plan,” “project,” “will continue,” “will likely result,” “may,” and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH.  Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information contact:
Investor Contact:	Company Contact:
Deborah K. Pawlowski	David G. Burke
Kei Advisors LLC	Chief Financial Officer
Phone: 716.843.3908	Phone: 248.223.9160
Email: dpawlowski@keiadvisors.com

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